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                                                                      Exhibit 1A


                             SECRETARY'S CERTIFICATE

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK


     I, KIMBERLY S. CICCARELLI, ASSISTANT SECRETARY of THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK (the "Company") do hereby certify that the following is a true and correct copy of the action taken by the Board of Directors of the Company on March 4, 1992, and that the following resolutions are in full force and effect on the date hereof:

                        ESTABLISHMENT OF SEPARATE ACCOUNT

RESOLVED, that the Company, pursuant to the provisions of New York law and subject to the approval of the Superintendent of Insurance of New York, hereby establishes a separate account to be designated initially as the FNAL Variable Account (hereinafter referred to as "Variable Account") for the following uses and purposes and subject to such conditions as are hereinafter set forth; and it is

RESOLVED, that the Variable Account shall be established for the purpose of providing for the issuance by the Company of such variable annuity contracts (hereinafter referred to as "Contracts") of the Company as the Board of Directors may designate for such purpose and shall constitute a separate account into which are allocated amounts paid to or held by the Company under such Contracts and any dividend accumulations with respect to such Contracts; and it is

RESOLVED, that the Company shall receive and hold in the Variable Account amounts arising from (i) premiums paid pursuant to the Contracts and (ii) such assets of the Company as the proper officers of the Company may deem prudent and appropriate to have invested in the same manner as the assets applicable to its reserve liability under the Contracts and lodged in the Variable Account, and any dividend accumulations thereon; and it is

RESOLVED, that contracts issued by the Company shall provide that the portion of the assets of the separate account equal to the reserves and other contract liabilities with respect to such account shall not be chargeable with liabilities arising out of any other business the Company may conduct, and the income, gains and losses, whether or not realized, from assets allocated to the Variable Account shall, in accordance with the Contracts, be credited to or charged against such Variable Account without regard to other income, gains or losses of the Company; and it is

RESOLVED, that the officers of the Company are hereby authorized and directed to take all action as may be necessary or appropriate to cause the separate account to be registered as a unit investment trust under the Investment Company Act of 1940 ("Act"), as amended, and one or more applications to be made for such exemptive or other orders under the Act as may be necessary or desirable; and it is

RESOLVED, that the officers of the Company are hereby authorized and directed to take all such action as may be necessary or appropriate to cause to be filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, one or more registration statements and any amendments thereto relating to such variable annuity contracts, and to pay the registration fees required in connection therewith; and it is

RESOLVED, that thirteen (13) subaccounts of the Variable Account are established, within the Variable Account, to which net payments under the Contracts will be allocated in accordance with instructions received from Contract holders and that the Board of Directors is authorized to increase or decrease the number of subaccounts in the Variable Account as deemed necessary or appropriate; and it is


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RESOLVED, that the proper officers of the Company are authorized and directed to negotiate and execute an Underwriting Agreement with NASL Financial Services, Inc., a registered member broker-dealer, under which it will act as principal underwriter and distributor of the Contracts participating in the Variable Account; and it is

RESOLVED, that the proper officers of the Company are authorized to transfer funds from time to time between the Variable Account and the General Account of the Company as deemed necessary or appropriate and in accordance with the terms of the Contracts; and it is

FURTHER RESOLVED, that the proper officers of the Company and its counsel are authorized, in the name and on behalf of the Company, under its corporate seal or otherwise to execute and deliver such corporate documents and certificates and to take such further action as may be necessary or desirable, including, but not limited to, the payment of applicable fees, in order to effectuate the purposes of the foregoing resolutions or any of them, and such officers are authorized to pay such expenses, as in their judgment shall be necessary, proper or advisable in order fully to carry out the intent and accomplish the purposes of the foregoing resolutions.

DATED at Boston, Massachusetts as of December 9, 1997.




                           /s/ Kimberely S. Ciccarelli
                           ---------------------------
                             KIMBERLY S. CICCARELLI
                               ASSISTANT SECRETARY